Exhibit 99.2

EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective as of the            day of February, 2010 (hereinafter referred to as the “Effective Date”), by and between Mueller Water Products, Inc. (the “Company”), a Delaware corporation, and Thomas E. Fish (the “Executive”). Executive acknowledges and represents that any and all prior agreements for change in control severance including, without limitation the agreement dated July 31, 2006 between Executive and the Company, are terminated and replaced entirely by this Agreement.

WHEREAS, the Executive is currently employed by the Company and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition.

WHEREAS, the effectiveness of this Agreement is subject to approval by the Compensation and Human Resources Committee of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change-in-Control Severance Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	The Executive’s conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty;

(ii)	The Executive’s willful and continued refusal to perform the duties of his or her position in all material respects (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), that continues for more than 15 business days after the Company gives the Executive written notice of the failure, specifying what duties the Executive failed to perform and an opportunity to cure;

(iii)	Fraudulent preparation of financial information of the Company; or

(iv)	The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(f)	“Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i)	Any Person (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities;

(ii)	During any period of not more than thirty-six (36) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (rounded up to the nearest whole number) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)

The consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(iv)	The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect).

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Compensation Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i)	“Company” means Mueller Water Products, Inc., a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(j)	“Disability” or “Disabled” means that Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least three months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Disability for purposes of this Agreement.

(k)	“Effective Date” means the date this Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving this Agreement, and as specified in the opening sentence of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Federal Funds Rate” shall mean the “Federal Funds Rate” as issued in the Money Rates column of The Wall Street Journal.

(o)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following to the extent that there is, or would be if not corrected, a material negative change in the Executive’s employment relationship with the Company:

(i)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)	The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)	A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 9 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(p)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(q)	“Notice of Termination for Good Reason” shall mean a notice that (i) indicates the specific termination provision or provisions relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason and (iii) indicates a date of termination of employment. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination of employment not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Article I, Section (o)(i) or (ii), the date may be not less than twenty (20) days after the giving of such notice.

(r)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(s)	“Qualifying Termination” means the Executive’s “separation from service” (as such term is used in Code Section 409A) upon any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(t)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

Article 2. Severance Benefits

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Executive’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.

The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or due to a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.

If benefits are triggered hereunder, and under another Company-related severance plan or program, or under an employment-related agreement or contract between the Company and Executive, the benefits under this Agreement shall be paid under the terms hereof, and any duplicative benefits under such other plan, program or agreement shall be forfeited.

2.2 Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause; and

(b)	The Executive’s voluntary employment termination for Good Reason.

For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan), the Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.

2.3 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him with the following Severance Benefits:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)	A lump-sum amount equal to the Executive’s annual bonus award earned as of the Effective Date of Termination, based on actual year-to-date performance, as determined at the Committee’s discretion (excluding any special bonus payments). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year.

(c)

An aggregate amount equal to one and one-half (1.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by the Executive under the annual bonus plan (excluding any special bonus payments) in which the Executive participated in the three (3) years preceding the year in which the Executive’s Effective Date of Termination occurs. If the Executive has less than three (3) years of annual bonus participation preceding the year in which the Executive’s Effective Date of Termination occurs, then the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs shall be used for each year that the Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment. Payments shall be made in eighteen (18) monthly installments. The first installment shall be equal to  1/18th of the aggregate amount, and shall be paid within sixty (60) days following the Effective Date of Termination, and subsequent installments shall be paid on the last business day of each succeeding month; provided that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of a release as described in Section 10.1 before the payment date under this Agreement for each such installment. Each monthly installment thereafter shall increase by a percentage equal to  1/12th of the Federal Funds rate in effect on the last day of the month preceding payment. All payments are subject to applicable taxes.

(d)	A lump-sum amount equal to one-half (.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by the Executive under the annual bonus plan (excluding any special bonus payments) in which the Executive participated in the three (3) years preceding the year in which the Executive’s Effective Date of Termination occurs. If the Executive has less than three (3) years of annual bonus participation preceding the year in which the Executive’s Effective Date of Termination occurs, then the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs shall be used for each year that the Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment. Such amount shall be in consideration for the Executive entering into a noncompete agreement as described in Article 4 herein.

(e)	Notwithstanding the provisions of Sections 2.3(c) and 2.3(d), in the event that the total of the payments described in such sections would exceed 2.99 times Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination (or, if higher, upon the date of the Change in Control), then such payments shall be reduced so that the payments equal 2.99 times such (applicable) annual rate of Base Salary. Any reduction under this Section 2.3(e) shall be made first from the payment described in Section 2.3(d) and only if further reductions are required by this Section 2.3(e) after the payment described in Section 2.3(d) is eliminated shall reductions be made in the payment described in Section 2.3(c). Any reduction(s) made to the payments described in Section 2.3(c) shall be made pro rata from each installment.

(f)	Upon the occurrence of a change in control, an immediate full vesting and lapse of all restrictions on any and all outstanding equity-based long-term incentives, including but not limited to stock options and restricted stock awards held by the Executive. This provision shall override any conflicting language contained in the Executive’s respective Award Agreements.

(g)	To the extent that Executive’s employer contribution account, other than for matching contributions, in the Mueller Water Products, Inc. Retirement Savings Plan (“RSP”) is forfeited upon termination of employment, a lump sum amount equal to the amounts forfeited under the RSP will be paid, subject to applicable taxes, during the sixty (60) day period following the Effective Date of Termination.

(h)	Continuation for twenty-four (24) months of the Executive’s medical insurance and life insurance coverage. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination.

The Executive shall qualify for full COBRA health benefit continuation coverage beginning upon the expiration of the aforementioned twenty-four (24) month period.

Notwithstanding the above, these medical and life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(i)

From Executive’s date of termination of employment until the earlier of (i) 24 months following such date of termination or (ii) the date immediately prior to the date of Executive’s employment with a subsequent employer, the Company will provide Executive with outplacement services from a nationally recognized outplacement firm selected by Executive, subject to the limits described in this subsection. The aggregate amount paid by the Company for outplacement services will not exceed an amount equal to 35% of Executive’s annual rate of base salary as of the date of termination of employment (the “Total Outplacement Value”). Further, the cost for such services paid by the Company during any calendar year will not exceed the number of months in that calendar year during which the Executive is entitled to this benefit multiplied by  1/24 of the Total Outplacement Value.

2.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive’s employment is terminated with the Company due to Disability, the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5 Termination for Retirement or Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay the Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause shall be communicated by Notice of Termination to the other party. Termination by the Executive for Good Reason requires delivery of a Notice of Termination by Executive for Good Reason given to the Company’s Senior Vice President of Human Resources within ninety (90) days of the occurrence of the event giving rise to the Notice, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.

Article 3. Form and Timing of Severance Benefits

3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(d) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, and within ten (10) calendar days from such date. Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) or benefit(s) to be provided to Executive described under Section 2.3 herein upon his or her termination of employment that (A) constitute “nonqualified deferred compensation” under Section 409A of the Code; (B) are not exempt from Section 409A of the Code; and (C) are otherwise payable within 6 months after Executive’s termination of employment shall instead be made on the date 6 months and 1 day after such termination of employment, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence.

3.2 Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

Article 4. Noncompetition and Confidentiality

In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 2.3 herein, the following shall apply:

(a)	Noncompetition. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)	Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no

Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)	Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(d)	Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

Article 5. Excise Tax-Related Provisions

Notwithstanding anything to the contrary in this Agreement, to the extent that any of the Severance Benefits provided for under this Agreement or any payment(s) or benefit(s) provided under any other plan, agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Article 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (a) in full or (b) as to such lesser amount that would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of (a) or (b), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, would result in Executive receiving on an after-tax basis, the greatest amount of economic benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Article 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article 5.

If this Article 5 is applied to reduce any amounts payable to Executive, such reduction(s) shall be made from the payment described in Section 2.3(d). If the amount described in Section 2.3(d) has been eliminated and further reduction(s) are still required by this Article 5, such additional reductions shall be made next from the payments described in Section 2.3(c), pro rata from each installment. If further reduction(s) are still required by this Article 5 after all amounts described in Sections 2.3(d) and 2.3(c) have been eliminated, such reductions shall be made in other parachute payments, whether Severance Benefits under this Agreement or payments(s) or benefit(s) provided under another plan, agreement or arrangement, other than such amounts as are subject to Section 409A of the Code, as selected by the Company in good faith in applying the provisions of this Article 5.

Article 6. The Company’s Payment Obligation

6.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(h) and 2.3(i) herein.

6.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 7. Term of Agreement

This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six (6) months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event of a Change in Control of the Company, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.

Article 8. Legal Remedies

8.1 Payment of Legal Fees. If Executive incurs reasonable legal fees or other expenses (including expert witness and accounting fees) on or after the date of the Company’s announcement of a Change in Control and within a reasonable time after the Change in Control occurs, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive’s legal counsel), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis for such fees and expenses. Reimbursement of legal fees and expenses shall be made monthly within ten (10) days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim. Notwithstanding the foregoing, any reimbursement payment must be paid to Executive by the end of the calendar year next following the calendar year in which the Executive incurs the related fees or expenses.

8.2. Dispute Resolution; Mutual Agreement to Arbitrate.

(a) Executive and Employer agree that, except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with Employer, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with Employer is terminated and he contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

(b) This Section covers all common law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against Employer and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of Employer, to the extent such claims involve, in any way, this Agreement or Executive’s employment with Employer. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge.

(c) The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If the party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If the party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If the party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within fifteen (15) business days from the date of receipt of the Demand.

(d) Any arbitration shall be held in Washington, D.C. (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

(e) The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

(f) The arbitrator may award any relief otherwise available to the parties by law or equity.

(g) The parties are limited to two (2) depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

(h) Any hearing in this matter shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within thirty (30) days of the last hearing day.

(i) Unless Executive objects, Employer will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or where the findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

(j) The provisions of this Section are severable, meaning that if any provision in this Section 8.2 (“Dispute Resolution: Mutual Agreement to Arbitrate”) is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect, provided however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Section, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

(k) Executive acknowledges that prior to accepting the provisions of this Section 8.2 and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Section. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Section.

Initials: Executive              Employer

Article 9. Successors

9.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

9.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Miscellaneous

10.1 Release. As a condition of receiving any severance payments under this Agreement, Executive must sign and not revoke, within the deadlines provided by the Company and in compliance with applicable federal and/or state laws, a written release of all employment claims against the Company and its related entities, including, without limitation, employment discrimination of any kind, wage payment, breach of contract, claims for workers compensation, unemployment, disability and severance claims that Executive has or may have at the termination of employment. In addition, Executive will agree not to sue the Company or any other entities or persons released.

10.2 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

10.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. In addition, the payments provided for under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company, or under an employment-related agreement or contract between the Company and Executive, to which he might otherwise be entitled.

10.4 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

10.5 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.6 Conflicting Agreements. The Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

Notwithstanding any other provisions of this Agreement to the contrary, if following a Change in Control any provision(s) of this Agreement become applicable, and there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, or of any employment-related agreement or contract between the Company and Executive, such terms and provisions of this Agreement shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs or employment-related agreement, where applicable.

10.7 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

10.8 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.

10.9 Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and all applicable regulations and other guidance issued thereunder, if (and to the extent that) any amount(s) payable or benefits provided hereunder are classified as “nonqualified deferred compensation” for purposes of Section 409A, and are not exempt from Section 409A. Each payment or installment under this Agreement shall be treated as a separate payment for purposes of Section 409A. To the extent that any amounts provided pursuant to this Agreement are reimbursements or in-kind benefits, the amount of such payments or benefits during any calendar year shall not affect the amount or benefits provided in any other calendar year, and the right to any such payments shall not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.

10.10 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST	Mueller Water Products, Inc.

By:	By:
Chairman of the Board, President and
Chief Executive Officer

By:
Executive